UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/20/2007

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

LookSmart, Ltd. (the "Company") hereby files this Amendment No. 1 to its Current Report on Form 8-K initially filed with the Securities and Exchange Commission on December 21, 2007. The purpose of this Amendment is to amend the cover page to provide a corrected Date of Report, and to attach a corrected Exhibit 99.1.

On December 20, 2007, LookSmart, Ltd. (the "Company") announced that it has appointed William Bush, 42, as its Chief Financial Officer, with such appointment to be effective on December 20, 2007.

Prior to joining LookSmart, starting in January 2006 Mr. Bush served as Chief Financial Officer of HandHeld Entertainment, Inc., a NASDAQ-listed digital mobile media company. From September 2002 to December 2005, he was Chief Financial Officer of International Microcomputer Software, a leading publisher of software products in the precision design and consumer software market. Previously Mr. Bush was Controller of Buzzsaw.com, a provider of online collaboration, printing and procurement applications for the design, construction, and property management industry; Corporate Controller of Autodesk, Inc., a global design and digital content creation resource, with annual revenues in excess of $900 million; and in public accounting and audit management roles at both PricewaterhouseCoopers and Ernst & Young. Mr. Bush currently serves on the Board of Towerstream Corporation (NASDAQ: TWER), a fixed wireless service provider, and FindEx.com (OTC BB: FIND) a Bible study software provider. Mr. Bush holds a B.S. degree in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in the state of California.

A description of the terms and conditions of the Company's compensatory arrangement with Mr. Bush is included in his offer letter, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

Employment Offer Letter between LookSmart, Ltd. and William Bush, dated November 15, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: December 27, 2007	By:	/s/ Edward West
Edward West
Interim Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
EX-99.1	Employment Offer Letter between LookSmart, Ltd. and William Bush, dated November 15, 2007